Exhibit 99.1

ARC Document Solutions Announces Closing of Tender Offer and Replacement of 10.5% Senior Notes with New 6.25% Term B Loan; Estimated 9 Cents Accretive to Earnings Per Share

WALNUT CREEK, CA — (Marketwired – December 20, 2013)—ARC Document Solutions, Inc. (NYSE: ARC) announced today that it has closed its previously disclosed cash tender offer and consent solicitation relating to its outstanding 10.5% Senior Notes due 2016 (the “Notes”), and that it has provided notice for the redemption of all remaining outstanding Notes. The company also announced that it has entered into a new Term Loan Credit Agreement that consists of a term loan facility in the amount of $200 million, the proceeds of which will be used to fund the closing of the tender offer and the subsequent redemption of the Notes. The new term loan facility bears an initial annual interest rate of 6.25% (LIBOR plus 525 basis points with a 1.0% LIBOR floor). The company expects to save more than $7 million in annual cash interest payments relative to the Notes, which equates to approximately nine cents earnings per share.

Pursuant to the terms of the previously disclosed cash tender offer and consent solicitation relating to the Notes, the company has accepted for payment approximately $127.5 million in aggregate principal amount of the Notes that were validly tendered on or prior to the consent payment deadline of 5:00 pm New York Time on December 16, 2013. Holders who tendered such Notes will receive $1,060 per $1,000 in principal amount of the Notes validly tendered, plus accrued and unpaid interest.

The consents received in the consent solicitation exceeded the number needed to approve the proposed amendments to the indenture under which the Notes were issued. The terms of the tender offer and consent solicitation for the Notes are detailed in the company’s Offer to Purchase and Consent Solicitation Statement dated December 3, 2013. Based on the consents received, the company and the trustee under the indenture governing the Notes have entered into a supplemental indenture that eliminates substantially all affirmative and restrictive covenants and certain events of default under the indenture governing the Notes, and provides for a shorter three business day notice period required in connection with an optional redemption.

In addition, the company intends today to discharge its remaining obligations under the indenture governing the Notes by causing a notice of redemption to be delivered to holders of the remaining outstanding Notes and depositing funds sufficient to pay and discharge all remaining indebtedness on the remaining outstanding Notes, including accrued and unpaid interest.

As noted above, the company also announced today that it has entered into a new Term Loan Credit Agreement. The Term Loan Credit Agreement consists of a term loan facility in the initial aggregate principal amount of $200 million, the entirety of which was disbursed today in order to pay a portion of the price associated with the purchase of the Notes that were accepted under the tender offer and the subsequent redemption of the remaining outstanding Notes, and to pay associated fees and expenses in connection with the tender offer and redemption.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as Dealer Managers for the Tender Offer. Questions concerning the Tender Offer may be directed to either J.P. Morgan Securities LLC at (212) 270-3153 or Wells Fargo Securities, LLC at (866) 309-6316. Wells Fargo Bank, National Association has been appointed to act as the Depositary for the Tender Offer.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About ARC Document Solutions (NYSE: ARC)

ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The company helps customers all over the world reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 7,000 of its customers’ offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the company. Words such as “expected,” “consider,” “intended,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in ARC Document Solution’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:

David Stickney

VP of Investor Relations & Corporate Communications

+1-925-949-5114

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